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Issuer Free Writing Prospectus dated September 6, 2024
to Rule 433 of the Securities Act of 1933, as amended
Related Filed pursuant o Preliminary Prospectus dated August 21, 2024
Registration Statement (File No. 333-281693)

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HomesToLife Ltd

Proposed NASDAQ Symbol: HTLM

Investor Presentation
September 2024

Free Writing Prospectus Statement

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This free writing prospectus relates to the proposed public offering of ordinary shares ("Shares") of HomesToLife Ltd., a holding company incorporated in the Cayman Islands (“we,” “us,” “our,” “HomesToLife Cayman,” or the “Company”) and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communications relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/2023153/000149315224033481/formf-1.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact US Tiger Securities, Inc. by calling +1 646-978-5188, or mailing to 437 Madison Avenue, 27th Floor, New York, New York 10022, or contact HomesToLife Ltd by calling +65 9730 3718, or mailing to 6 Raffles Boulevard, #02-01/02 Marina Square, Singapore 039594.

Forward-Looking Statements

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The following corporate presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

- assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;
- our ability to execute our growth, and expansion, including our ability to meet our goals;
- current and future economic and political conditions;
- our capital requirements and our ability to raise any additional financing which we may require;
- our ability to attract consumers and further enhance our brand recognition;
- our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;
- the COVID-19 pandemic;
- trends and competition in our industry; and
- other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

Industry Data and Forecasts

This presentation contains data related to the home furnishings industry in Singapore. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The furniture industry may not grow at the rate projected by industry data, or at all. The failure of the industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Shares. In addition, the rapidly changing nature of the furniture industry and the technologies in the industry subjects any projections or estimates relating to the growth prospects or future condition of our industries to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

The Offering

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Issuer	**HomesToLife Ltd**
Proposed Exchange Ticker	Nasdaq Capital Market (Stock Symbol: HTLM)
Offering Type	Initial Public Offering
Shares Offered	1,250,000 Ordinary Shares (or 1,437,500 Ordinary Shares if the over-allotment option exercised in full)
Offering Price Range	$4.00 to $6.00 per Ordinary Share
Pre-Offering Shares Outstanding	13,250,000 Ordinary Shares
Post-Offering Shares Outstanding	14,500,000 Ordinary Shares assuming no exercise of the underwriters' over-allotment option (or 14,687,500 Ordinary Shares assuming full exercise of the underwriters' over-allotment option)
Use of Proceeds	i. ~70% of the net proceeds, for opening new stores in the East of Singapore and other Asian countries such as Taiwan, Republic of Korea, Indonesia, and Malaysia; ii. ~20% of the net proceeds, for sales and marketing; iii. ~10% of the net proceeds, for IT.
Lock-up	6 Months for Issuer's directors, officers and the principal shareholders (5% or more shareholders)
Underwriter	US Tiger Securities, Inc.

Note: see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid, and there is a risk of loss.



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About Us

HomesToLife Cayman

has a wholly owned subsidiary called HomesToLife Pte. Ltd. (“HomesToLife Singapore”). HomesToLife Singapore is one of Singapore's leading home furniture retailers, offering premium customized furniture solutions at six retail store locations.

Our products include a number of brands of **sofas** and other upholstered furniture, as well as **case goods** such as coffee tables, dining tables and bedding.

We have a long-standing pledge to offer fair prices, great value, reliable quality, and on-time delivery to customers.

Our History

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- **HomesToLife Singapore** incorporated in 1989 by Phua Brothers as leather trading business

- In 2014, **HomesToLife Singapore** shifted to the furniture retail business as retail arm of the HTL Group in Singapore.

- **HomesToLife Cayman** incorporated in Cayman Islands in February 2024

- **HomesToLife Cayman** completed its pre-IPO reorganization between February and April 2024

- Following reorganization, **HomesToLife Cayman** directly owns **HomesToLife International Pte. Ltd.**, which is direct holding company of **HomesToLife Singapore**



Corporate Structure

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HomesToLife Singapore owns six retail furniture locations and one furniture warehouse located in Singapore, and is a part of **HTL Group**, which means collectively all of the entities controlled or owned by our founders.

HTL Group comprises multiple companies that operate and conduct upholstered furniture manufacturing and retail businesses.

One of these businesses, **HTL Marketing Pte. Ltd.**, is the key supplier of furniture products and provides sales rebates, warranties, and marketing support to **HomesToLife Singapore**.

HomesToLife Ltd Retail Locations

6 Retail Stores

1 Warehouse

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Singapore
April 2023
Tagore
December 2019
Trade Hub
November 2017
Enterprise One
July 2017
Marina
Square
June 2023
Leisure Park Kallang
August 2017
Great World City
Gul Way
(Warehouse)

Our six retail locations range from 2,260 to 5,694 sq. ft, and our warehouse is over 20,000 sq. Ft.

Product Portfolio - Sofas

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All our stores offer luxury contemporary leather and fabric upholstered furniture including:

Sofas, Armchairs, Recliners, Related Accessories

We also exclusively carry two European-styled luxury brands:

Domicil, in two retail stores Domicil

Fabbrica, in a third retail store FABBRICA GERMANY






Product Portfolio – Case Goods

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Our stores also sell an array of elegant case goods procured from unrelated third parties. These include:

For the Living Room

Coffee Tables

TV Consoles

Shelving Units

For the Dining Room

Dining Sets

Sideboards

Bar Units

For the Bedroom

Bedframes

Bedside Tables

Dressing Tables

Bed-end Benches




@HOMESTOLIFE



Competitive Strengths

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- *One-stop shop for retail customers*
- *Multi-year supplier agreements ensure steady product supply at reasonable prices*
- *Strong and Trusted Brand*
- *Innovative Designs*
- *Exceptional Customer Service – Prompt Delivery*
- *Deep knowledge of local market*
- *Top Management each with 40 Years Experience*





Note: see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid, and there is a risk of loss.

Industry Outlook – Market and Consumer Trends

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Although CSIL's position in the CSIL Report is that the global consumption of upholstered furniture is projected to contract in real terms (-1.1%) in 2023, it expects that there would be a resumption of growth (+1.7%) in 2024, which is led by a substantial consumption increase in Asia.

For the Singapore upholstered furniture market, CSIL forecasts that there would be a year-on-year real growth in consumption of 2% from 2023 to 2024.

The CSIL has also forecasted the year-on-year real growth in consumption (from 2023 to 2024) of the markets that we intend to expand into as follows:

- Taiwan: 1%
- Republic of Korea: 2%
- Indonesia: 5%
- Malaysia: 3%

Apart from information gleaned from market forecasts, we believe that the upholstered furniture industry in Singapore, as well as the markets that we intend to expand into, is poised for steady growth, driven by favourable economic conditions, evolving consumer preferences, and technological advancements in retailing. We will continue to leverage on the opportunities available, to achieve sustained revenue growth and enhance shareholder value.

Financials

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USD 1 = SGD 1.3186



Revenue (USD)
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Revenue
FY2021
FY2022
FY2023



Net Income (USD)
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
Net Income
2021
2022
2023

Note: see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid, and there is a risk of loss.

Business Strategies

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- *Expand into following markets in next 12 months*
  - *Taiwan*
  - *Korea*
  - *Indonesia*
  - *Malaysia*
- *Reinforce our brand's core identity*
- *Strengthen brand recognition through marketing campaigns*
- *Enhance sales through opening additional retail stores in Singapore*
- *Extend reach in overseas upholstered furniture market*

Our Founders

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Under the leadership of our founders, **Mr. Phua Yong Pin** and **Mr. Phua Yong Tat**.

HomesToLife Singapore has grown to one of the leading home furniture retailers in Singapore and the second largest by number of retail store locations in Singapore.



Management Team

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Phua Yong Pin
Chairman

Phua Yong Pin is the Chairman, co-founder and director of the Company and has 40 years experience in the furniture industry. Mr. Phua oversees HTL Group's overall management, M&A and corporate/commercial transactions, and PRC-based manufacturing and retail operations.



Phua Yong Tat
Vice-Chairman

Phua Yong Tat is the Vice-Chairman, co-founder and director of the Company, with 40 years experience In the furniture industry. Mr. Phua oversees HTL Group's general corporate strategy, brand promotion management and business expansion.



Phua Mei Ming
Chief Executive Officer

Phua Mei Ming is CEO of the Company. She had been the CEO of HTL Marketing Pte. Ltd. since October 2022 and was COO and director of HTL Marketing Pte. Ltd. between July 2022 and September 2022.



Chew Kwang Yong
Chief Financial Officer

Chew Kwang Yong is CFO of the Company. He is also a director of several HTL Group companies and other companies including X-Investment Pte. Ltd., HMB Pte. Ltd., Landmark Investment Pte. Ltd. and Summer Capital Pte. Ltd.

Board of Directors

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Phua Yong Pin
Director & Chairman



Phua Yong Tat
Director & Vice-Chairman



Sim Mong Keang "Kenny"
Independent Director Nominee



Lai Kuan Loong "Victor"
Independent Director Nominee



Lee Ai Ming
Independent Director Nominee

Each of Sim Mong Keang "Kenny", Lai Kuan Loong "Victor", and Lee Ai Ming has accepted our appointment to be our independent director, effective upon the SEC's declaration of effectiveness of our Registration Statement.

Investment Highlights

- Our one-stop shopping concept offers a solution to address customer's furniture needs with a broad range of product offerings
- Retail stores located in commercial centers and furniture-centric malls in Singapore
- Company profitable for the past three consecutive years
- Strong relationship with HTL group manufacturers ensures steady supply of products at reasonable prices
- Chairman and Vice-Chairman each with 40 years furniture business experience
- Plan in next 12 months to establish retail presence in Malaysia, Korea, Indonesia and Taiwan

Note: see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid, and there is a risk of loss.



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Thank you

Company Contact:

HomesToLife Ltd
6 Raffles Boulevard, #02-01/02
Marina Square, Singapore 039594
homestolifegroupconso@homestolife.com
(+65) 9730 3718

Underwriter Contact:

US Tiger Securities, Inc.
437 Madison Avenue, FL 27
New York, NY 10022
ECM@ustigersecurities.com

Investor Relations Contact

Skyline Corporate Communications Group, LLC
1177 Avenue of the Americas, 5th Floor,
New York, New York 10036
info@skylineccg.com | (646) 893-5835